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EXHIBIT 99.1

INFORMATION For Immediate Release April 23, 2015 Contact: 513.271.3700 John A. Kraeutler Chairman of the Board, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER
2015 OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND,
AND REAFFIRMS FISCAL 2015 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported record fiscal 2015 second quarter and first six months net revenues of $51.5 million and $99.6 million, respectively, increases of 3% and 5%, respectively, from the same periods of the prior fiscal year;

•	reported second quarter operating income of $15.7 million, flat from the same period of the prior fiscal year;

•	reported six months operating income of $28.4 million, an increase of 4% from the same period of the prior fiscal year;

•	reported second quarter net earnings of $10.1 million, or $0.24 per diluted share, a decrease of 2% and flat, respectively, compared to the fiscal 2014 second quarter;

•	reported first six months net earnings of $18.0 million, or $0.43 per diluted share, increases of 1% and 2%, respectively, compared to the same period of fiscal 2014;

•
declared the regular quarterly cash dividend of $0.20 per share for the second quarter of fiscal 2015, (annual indicated rate of $0.80 per share), the same as the regular quarterly rate for fiscal 2014; and

•	reaffirmed its fiscal 2015 guidance of per share diluted earnings between $0.85 and $0.91 on net revenues of $193 million to $200 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2015	2014	% Change	2015	2014	% Change
Net Revenues	$51,545	$50,134	3%	$99,558	$94,928	5%
Operating Income	15,732	15,666	-%	28,401	27,292	4%
Net Earnings	10,070	10,300	-2%	17,971	17,726	1%
Diluted Earnings per Share	$0.24	$0.24	-%	$0.43	$0.42	2%

	March 31,
	2015	2014
Cash and Equivalents	$42,719	$38,213
Working Capital	101,308	98,417
Shareholders' Equity	161,098	160,332
Total Assets	178,312	178,155

COMPANY COMMENTS

John A. Kraeutler, Chairman of the Board and Chief Executive Officer said, "Second fiscal quarter revenues met our expectations despite strong currency headwinds.  Overall revenues increased by 3%, 6% in constant currency, to establish a new quarterly record at $51.5 million.  Net earnings of $10.1 million were strong, although down 2% versus the prior year period as investment spending increased to maintain our organic growth capabilities into the future.  Importantly, multiple areas of the business reported solid performance from a well-balanced set of growth drivers.

Our Diagnostics (Dx) segment reported 4% revenue growth led by the illumigene® product line which recorded its first $10 million quarter.   On a constant currency basis, growth for Dx was 7%.  During the quarter we added 33 new illumigene customers and 63 new assays.  At present, illumigene is in use in approximately 1,400 laboratories.  Strong revenue growth was also reported in both the foodborne and H. pylori categories and all geographies showed positive growth on a constant currency basis.  In February, we launched illumigene Chlamydia and illumigene Gonorrhea, our sixth and seventh illumigene tests, to markets outside of the U.S. and, in April, we filed our FDA 510k application for illumigene HSV I & HSV II, which we expect will be key tests in helping to control herpes infections. Also in February, we launched the TRU STREP PNEUMO™ immunoassay test to markets outside of the U.S.
Our Life Science segment had a strong quarter; however, revenues were down by 1% due to a very strong performance one year ago.  On a constant currency basis, the segment achieved 1% growth.  Revenue for the core immunoassay components business, while down 1% for the quarter, is up 10% year-to-date, and in March we opened an office in Beijing, China to help service our rapidly expanding industrial business base.  The Bioline molecular components arm of Meridian Life Science reported 5% revenue growth on a constant currency basis for the quarter and introduced 5 new products for RNA testing in March.

We are pleased with our results for the first half of fiscal 2015, with overall 5% revenue growth (7% on a constant currency basis) and growth in our net earnings while we continue to invest for future growth. On a constant currency basis, each segment posted solid mid-single digit growth for the six months and our illumigene, foodborne and H. pylori product categories are all showing double digit increases over the prior year period. Our gross profit margins and overall operating efficiency improved over the first quarter. We continue to maintain a strong balance sheet with a cash position in excess of $42 million and zero borrowings. As previously stated, we are evaluating opportunities for licensing and for potential acquisition where we believe there is a clear strategic fit and a positive return for Meridian shareholders."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the second quarter ended March 31, 2015.  The dividend is of record May 4, 2015 and payable May 14, 2015.  This annual indicated dividend rate of $0.80 per share remains the same as the rate in fiscal 2014.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2015 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2015, management expects net revenues to be in the range of $193 million to $200 million and per share diluted earnings to be between $0.85 and $0.91.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.9 million at fiscal 2014 year end to approximately 42.4 million at fiscal 2015 year end.  The revenue and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2015.

FINANCIAL CONDITION

The Company's financial condition is sound.  At March 31, 2015, current assets were $116.5 million compared to current liabilities of $15.2 million, resulting in working capital of $101.3 million and a current ratio of 7.7.  Cash and equivalents were $42.7 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility, which has been renewed through April 21, 2018.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2015 and fiscal 2014.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net revenues	$51,545	$50,134	$99,558	$94,928
Cost of sales	19,024	18,541	37,800	35,328
Gross profit	32,521	31,593	61,758	59,600

Operating expenses
Research and development	3,368	3,186	6,471	6,039
Selling and marketing	6,481	6,461	12,561	12,538
General and administrative	6,940	6,280	14,325	13,731
Total operating expenses	16,789	15,927	33,357	32,308

Operating income	15,732	15,666	28,401	27,292
Other income (expense), net	(205)	(22)	(781)	(238)
Earnings before income taxes	15,527	15,644	27,620	27,054
Income tax provision	5,457	5,344	9,649	9,328
Net earnings	$10,070	$10,300	$17,971	$17,726

Net earnings per basic common share	$0.24	$0.25	$0.43	$0.43
Basic common shares outstanding	41,707	41,471	41,636	41,434

Net earnings per diluted common share	$0.24	$0.24	$0.43	$0.42
Diluted common shares outstanding	42,048	42,147	41,972	42,120

The following table sets forth the unaudited segment data for the interim periods in fiscal 2015 and fiscal 2014 (in thousands).

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net revenues
Diagnostics	$38,662	$37,061	$75,248	$71,898
Life Science	12,883	13,073	24,310	23,030
	$51,545	$50,134	$99,558	$94,928
Operating Income
Diagnostics	$11,951	$12,301	$21,878	$21,685
Life Science	3,728	3,306	6,574	5,567
Eliminations	53	59	(51)	40
	$15,732	$15,666	$28,401	$27,292

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.
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